CREDIT SUISSE

Filed pursuant to Rule 433
Registration Statement No. 333-158199-10
Dated August 2, 2010

Credit Suisse FX Factor USD Excess Return Index

Monthly Performance Report - July 2010

1 August 2010



Performance Statistics

	July	3 Months	YTD	12 Months	5 Years
Excess Return	-2.24%	-4.39%	-2.42%	-1.63%	17.51%
Realized Volatility	4.38%	7.08%	5.79%	5.35%	5.24%
Sharpe Ratio	-5.90	-2.46	-0.69	-0.27	0.63
Skew	0.05	-0.29	-0.38	-0.38	-0.38
Kurtosis	-0.65	5.48	5.71	4.47	2.38
Maximum Drawdown	-2.64%	-4.39%	-4.39%	-4.39%	-4.96%
Maximum Drawdown Date	29 Jul 10	29 Jul 10	29 Jul 10	29 Jul 10	23 Sep 08

Source: Credit Suisse - Jul 2005 to Jul 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Performance (past 12 months)



Index Level
FXFTERUS
Jul 09
Oct 09
Jan 10
Apr 10

Risk-Return Comparison (12 month rolling)



Return
Volatility
CS Tremont Hedge Fund Index
JP Morgan Global Bond Index
MSCI World
FX Parker Index
FXFTERUS
S&P GS Commodity Index

Source: Bloomberg, Datastream, Credit Suisse-Jul 2009 to Jul 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Highlights

- The CS FX Factor Index registered a decline of 2.24% in July. Year to date, the FX Factor index fell by 2.42%, with a realised volatility of 5.79%.
- The easing of euro-related financial market stress triggered a substantial rebound in the euro and euro-peripheral currencies that strongly affected the performance of our macro-driven style portfolios.
- Momentum was the worst performing strategy in July, as euro-centric currencies strongly reversed their medium-term trends. But negative contributions emerged also from Growth, Terms of Trade, and to a lesser extent from Carry and Value.
- Emerging Markets contributed positively to this month's return, thanks to the outperformance of the EMEA emerging market currencies.

Strategy Contribution

	3 Months	12 Months
Carry	-1.12%	1.41%
EM	-1.13%	-0.74%
Growth	0.80%	1.58%
Momentum	-2.02%	-2.29%
Terms of Trade	-0.85%	-1.80%
Value	-0.06%	0.20%
Overall	-4.39%	-1.63%

3 Months Rolling Contribution



Carry
Growth
Value
FX Factor
Terms of Trade
Momentum
EM
Jul-09 / Oct-09
Oct-09 / Jan-10
Jan-10 / Apr-10
Apr-10 / Jul-10

Source: Credit Suisse - Jul 2009 to Jul 2010 FXFTERUS performance (underlying simulated prior to Apr 09)

Index Facts

Index Value (30 Jul 2010)	235.11
Bloomberg Index Ticker	FXFTERUS Index <GO>

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